Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-223144

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, par value $0.01 per share	940,000	$17.38	$16,337,200	$2,034

(1)              The securities registered herein are offered pursuant to an automatic shelf registration statement. The amount registered shall be deemed to include such indeterminate number of shares as may be issued by reason of share splits, share dividends, or similar transactions, or adjusted proportionately by reason of reverse splits, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)              The registration fee is calculated in accordance with Rules 457(c) and 457(r) of the Securities Act. The offering price and the registration fee are calculated on the basis of the average high and low prices of the common shares, as reported by the New York Stock Exchange, on August 27, 2018. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for the Registration Statement (File No. 333-223144) filed by the registrant on February 22, 2018.

(3)              The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the total registration fee due under this registration statement by the amount of the unused portion of filing fee previously paid in connection with unsold common shares under the Registration Statement (File No. 333-195857) of the registrant filed with the Securities and Exchange Commission on May 9, 2014, registering 1,000,000 common shares, which offering has terminated. The unused filing fee of $749 is hereby used to offset the $2,034 registration fee due with respect to this offering. As a result, the registrant is paying $1,285 herewith.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 22, 2018)

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

940,000 Common Shares of Beneficial Interest

This prospectus supplement describes the Kite Realty Group Trust (the “Company”, “we” or “us”) Dividend Reinvestment and Share Purchase Plan (the “Plan”), a direct share purchase plan designed to provide investors with a convenient, low-cost method to purchase our common shares and to reinvest cash dividends in the purchase of additional shares.

You can participate in the Plan if you own our common shares or units of limited partnership interest in Kite Realty Group, L.P., our “Operating Partnership.” If you do not own our common shares or partnership units in our Operating Partnership, you can become a participant by making an initial purchase through the Plan with a minimum investment of $250.

The Plan has two components:

•                  a dividend reinvestment component which permits Plan participants to invest all or a portion of the dividends on their common shares, or cash distributions on their units in our Operating Partnership, in additional common shares, and

•                  a direct share purchase component which permits Plan participants and new investors to purchase common shares by making optional cash investments from $25 to $10,000 per month.

All references in this prospectus supplement to “common shares” are to the Company’s common shares of beneficial interest, par value $0.01 per share. References to “shareholders” are to individuals or entities that hold our common shares and references to “unitholders” are to individuals or entities that hold units of limited partnership interest in our Operating Partnership. The term “new investor” refers to an individual or entity that does not hold our common shares or units in our Operating Partnership prior to becoming a participant in the Plan.

Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “KRG.” On August 27, 2018, the closing price of our common shares as reported on the NYSE was $17.24 per share.

You should read this prospectus supplement carefully so you know how the Plan works and retain it for future reference.

Investing in the securities involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement before making a decision to invest in our securities. See “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the program are offered only through a registered broker-dealer in those jurisdictions.

The date of this prospectus supplement is August 31, 2018

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

You should rely only on the information provided or incorporated by reference in this prospectus supplement or the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”) that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where to Find Additional Information” on page S-20 of this prospectus supplement and “Incorporation of Certain Information by Reference” on page S-20 of this prospectus supplement.

SUMMARY OF THE PLAN

The following summary of our Dividend Reinvestment and Share Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus supplement before you decide to participate in the Plan.

Enrollment

You can participate in the Plan if you currently own common shares in the Company or units in our Operating Partnership. You may participate in the Plan by completing an Enrollment Form and submitting it to Broadridge Corporate Issuer Solutions, Inc., the Plan’s “Administrator.” Please see Question 7 for more detailed information.

Initial Investment

If you do not own any common shares in the Company or units in our Operating Partnership, you can participate in the Plan by making an initial purchase of our common shares through the Plan with a minimum initial investment of $250. Please see Question 7 for more detailed information.

Reinvestment of Dividends and Distributions

If you are a shareholder, you can reinvest all or a portion of your cash dividends in additional common shares. Similarly, if you are a unitholder, you can invest all or a portion of your cash distributions paid on your units in our common shares. Please see Question 8 for more detailed information.

Optional Cash Investments

As a participant in the Plan, you can purchase additional common shares by investing a minimum of $25 and a maximum of $10,000 per month. You can either pay by check or authorize one or more electronic transfers from your account at a U.S. bank or financial institution. In certain instances we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please see Question 10 for more detailed information.

Source of Shares

The Administrator will purchase our common shares directly from us as newly issued common shares, in the open market or in privately negotiated transactions with third parties. Please see Question 15 for more detailed information.

Purchase Price

The purchase price for our common shares under the Plan depends on whether the Administrator obtains your common shares by purchasing them directly from us, in the open market or in privately negotiated transactions with third parties:

•                  For Dividend Reinvestments and Optional Cash Investments of $10,000 or Less:

•                  the purchase price for common shares purchased in the open market or in privately negotiated transactions with third parties will be equal to the average price of all the shares purchased by the Administrator on the applicable investment date.

•                  the purchase price for common shares that the Administrator purchases directly from us will be equal to the higher of (i) the average of the daily high and low sales prices of our common shares traded on the NYSE for the ten trading days immediately preceding the investment date, or (ii) the average of the high and low sales prices of our common shares as reported on the NYSE on the applicable investment date.

•                  For Optional Cash Investments in Excess of $10,000 made pursuant to a Request for Waiver:

•                  the purchase price will be equal to the higher of (i) average of the daily high and low sales price of our common shares traded on the NYSE during a pricing period of ten trading days, or (ii) the average of the high and low sales prices of the common shares as reported on the NYSE on the applicable investment date. Shares purchased pursuant to a waiver request may be subject to a threshold price provision. Please see Questions 13, 14 and 16 for more detailed information.

Although we do not currently offer or have plans to offer any discount in connection with the Plan, we reserve the right in the future to offer a discount, not to exceed 5% (inclusive of any trading fees, service charges or other fees paid by us), on purchases of common shares under the Plan.  The discussion in this prospectus supplement assumes that we do not offer a discount in connection with the Plan.  If we were to offer a discount in connection with the Plan the tax considerations described herein would materially differ.  In the event that we offer a discount in connection with the Plan, participants are urged to consult with their tax advisors regarding the tax treatment to them of receiving a discount.  Please see Question 16 for more detailed information.

Tracking Your Investments

As a Plan participant you will receive periodic statements showing the details of each transaction and the share balance in your Plan account. Please see Question 25 for more detailed information.

Plan Administrator

We have appointed Broadridge Corporate Issuer Solutions, Inc. as our transfer agent and to administer the Plan. Please see Question 4 for more detailed information.

KITE REALTY GROUP TRUST

We are a publicly-held real estate investment trust (“REIT”) which, through our majority-owned subsidiary, the Operating Partnership, owns interests in various operating subsidiaries and joint ventures engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers in select markets in the United States.  We derive revenues primarily from activities associated with the collection of contractual rents and reimbursement payments from tenants at our properties.  Our operating results therefore depend materially on, among other things, the ability of our tenants to make required lease payments, the health and resilience of the United States retail sector, interest rates, employment levels, wages, and overall economic and real estate market conditions.

As of June 30, 2018, we owned interests in 115 operating and redevelopment properties totaling approximately 22.5 million square feet.  We also owned two development projects under construction as of this date.

Our common shares are listed on the NYSE, trading under the symbol “KRG.”

We were formed as a real estate investment trust in the state of Maryland in 2004. Our principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and our telephone number is (317) 577-5600. We maintain a website at www.kiterealty.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus supplement.

Additional information about us and our subsidiaries is included in documents incorporated by reference into this prospectus supplement. See “Where to Find Additional Information” on page S-20 of this prospectus supplement and “Incorporation of Certain Information by Reference” on page S-20 of this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein, together with other statements and information publicly disseminated by Kite Realty Group Trust, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•                  national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlooks;

•                  financing risks, including the availability of, and costs associated with, sources of liquidity;

•                  our ability to refinance, or extend the maturity dates of, our indebtedness;

•                  the level and volatility of interest rates;

•                  the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies;

•                  the competitive environment in which we operate;

•                  acquisition, disposition, development and joint venture risks;

•                  property ownership and management risks;

•                  our ability to maintain our status as a REIT for federal income tax purposes;

•                  potential environmental and other liabilities;

•                  impairment in the value of real estate property we own;

•                  the impact of online retail competition and the perception that such competition has on the value of shopping center assets;

•                  risks related to the geographical concentration of our properties in Florida, Indiana, and Texas;

•                  insurance costs and coverage;

•                  risks associated with cybersecurity attacks and the loss of confidential information and other business disruptions;

•                  other factors affecting the real estate industry generally; and

•                  other risks identified in this prospectus supplement and in other reports we file from time to time with the SEC or in other documents that we publicly disseminate, including, in particular, the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE PLAN

The following constitutes our Dividend Reinvestment and Share Purchase Plan, as in effect beginning on the date first set forth on the cover page of this prospectus supplement.

Purpose

1.                                      What is the purpose of the Plan?

The primary purpose of the Plan is to give holders of our common shares, and other investors, a convenient and economical way to purchase additional common shares, by reinvesting all or a portion of their cash dividends in common shares and by contributing optional cash payments to the Plan. A secondary purpose of the Plan is to give us the ability to raise capital by selling newly issued common shares under the Plan.

Advantages and Disadvantages

2.                                      What are the advantages of the Plan?

The advantages of the Plan include, without limitation, the following:

•                  Direct Purchase of Initial Shares:  New investors may enroll in the Plan by making an initial investment in common shares of at least $250, but not more than $10,000.

•                  Reinvestment of Dividends or Distributions:  Participants may purchase additional common shares automatically by reinvesting all or a portion of their cash dividends or distributions. Dividend payments not reinvested will be paid by check or, upon request, by direct deposit to an account at a U.S. bank or financial institution.

•                  Direct Purchase of Additional Shares through Optional Cash Investments:  Participants may purchase additional common shares by making optional cash investments of at least $25 per investment, with a maximum allowable investment of $10,000 per month.

•                  Fractional Shares:  All cash dividends or distributions paid on a participant’s common shares or units and all cash investments made by a participant are fully invested in additional common shares because the Plan permits fractional share interests to be credited to Plan accounts. In addition, dividends will be paid on, and may be reinvested with respect to, such fractional share interests.

•                  Discount:  Although we do not currently offer or have plans to offer any discount in connection with the Plan, we reserve the right in the future to offer a discount, not to exceed 5% (inclusive of any trading fees, service charges or other similar fees paid by us), on purchases of common shares under the Plan.

•                  Certificates:  Participants may request the issuance of share certificates for all or a portion of their Plan shares free of charge.

•                  Certificate Safekeeping:  The Plan offers a “safekeeping” service free of charge, whereby record holders may deposit any share certificates they may have with the Administrator and have their certificated shares credited to their account. This feature prevents share certificate loss, theft or destruction. Since deposited shares become book-entry shares, they may be transferred or sold through the Plan in a convenient and economical manner.

•                  Reduced Fees:  Fees charged to participants are usually less than if the individual investor purchased or sold shares outside of the Plan through a broker.

•                  Sale or Transfer of Shares:  Participants may request the sale of a portion or all of their Plan shares. Participants may request the transfer to another participant all or a portion of their Plan shares free of charge.

•                  Simplified Recordkeeping:  Participants are furnished periodic statements which show the detail of each transaction and indicate the share balance of the Plan account, providing a simplified method of recordkeeping.

3.                                      What are the disadvantages of the Plan?

The disadvantages of the Plan include, without limitation, the following:

•                  No Interest Paid on Funds Pending Investment:  No interest is paid on dividends or optional cash investments held by the Administrator pending reinvestment or investment.

•                  Purchase/Sale Price Determination:  Participants have no control over the share price or the timing of the purchase or sale of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase or sell common shares or the selection of a broker/dealer through or from whom purchases or sales are made. In addition, participants will not know the exact number of shares purchased until after the investment date.

•                  Reinvested Dividends and Other Amounts may be Treated as Dividends for Federal Income Tax Purposes:  Participants who reinvest dividends paid on common shares will be treated for federal income tax purposes as having received a dividend but will not receive cash to pay any tax payment that may be owed on that dividend.

•                  Purchase Price may be Higher than Market Price:  Common shares purchased directly from us under the Plan are based on a formula described under Question 16 (or Question 14 for optional cash investments of more than $10,000). As a result of this formula, the purchase price under the Plan may exceed the sales prices of our common shares as reported on the NYSE on the investment date.

Administration

4.                                      Who will administer the Plan?

Broadridge Corporate Issuer Solutions, Inc. has been appointed as administrator of the Plan (“Administrator”). Enrollment, purchase or sale of share requests and other transactions or services offered under the Plan should be directed to the Administrator through use of any of the following:

Telephone

Customer Service Representatives are available from 9:00 a.m. to 6:00 p.m., Eastern Time, Monday through Friday (excluding holidays).

Telephone shareholder customer service, including sale of shares toll-free within the United States and Canada: 1-855-449-0978.

In Writing

You may also write to the Administrator at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

For overnight delivery services:

1155 Long Island Ave.

Attn: IWS

Edgewood, New York, 11717

Be sure to include your name, address, account number, company name (both as shown on your statement) and daytime phone number on all correspondence.

Employees of the Administrator are not permitted to give any opinions on the merits of any security or class of securities. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. The Administrator may use, and commissions may be paid to, a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research.

The Company may replace the Administrator at any time upon written notice to the Administrator and may designate another qualified administrator as successor Administrator for all or a part of the Administrator’s functions under the Plan. All participants would be notified of any such change. If the Company changes the Administrator, references in this prospectus supplement to Administrator shall be deemed to be references to the successor Administrator, unless the context requires otherwise.

Unitholders can change their elections or terminate their participation in the Plan only by notifying the Operating Partnership at the address set forth below.

Kite Realty Group, L.P.

30 South Meridian Street, Suite 1100

Indianapolis, Indiana 46204

Attention: Scott E. Murray

Telephone:  (317) 577-5600

Eligibility and Enrollment

5.                                      Who is eligible to participate in the Plan?

New Investors:  If you do not currently own any common shares of the Company or units in our Operating Partnership, you can participate in the Plan by making an initial purchase of common shares through the Plan with a minimum investment of $250.

Record Owners:  You are a record owner if you own common shares that are registered in your name with our transfer agent. If you are a record owner, you may participate directly in any or all of the features of the Plan.

Beneficial Owners:  You are a beneficial owner if you own common shares that are registered in the name of a broker, bank or other nominee. If you are a beneficial owner, you must either (i) become a record owner by having one or more shares transferred into your own name, or (ii) coordinate your participation in the Plan through the broker, bank or other nominee in whose name your common shares are held. If you remain a beneficial holder, your participation will be limited to the dividend reinvestment feature of the Plan.

Unitholders: Holders of limited partnership units in our Operating Partnership may participate in all features of the Plan. Unitholders may invest all or a portion of the cash distribution paid on their units to purchase common shares. Unitholders may also make optional cash investments.

6.                                      Are there limitations on participation in the Plan other than those described under Question 5?

You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you live outside the U.S. and you are a qualified U.S. person, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations.

We reserve the right to modify, suspend or terminate participation in the Plan by any participant in order to eliminate practices which are, in our sole discretion, not consistent with the purpose or operation of the Plan or which adversely affect the price of our common shares.

We may also limit participation by some shareholders in order to maintain our status as a REIT.

7.                                      How do I become a Plan participant?

New Investors.  If you do not currently own any common shares of the Company or units in our Operating Partnership, you may enroll in the Plan by making an initial purchase of our common shares with a minimum investment of $250, but your initial investment cannot exceed $10,000.

You may enroll in the Plan by completing an Enrollment Form and submitting it to the Administrator. You may fund your initial investment in one of the following ways: (i) by mailing with your Enrollment Form, a check, made payable to Broadridge Corporate Issuer Solutions, Inc. for at least $250, (ii) by authorizing a one-time deduction of a minimum of $250 and a maximum of $10,000 from your account at a U.S. bank or financial institution, or (iii) by authorizing automatic monthly deductions of at least $25 which will continue until the $250 minimum initial investment is reached. An Automatic Deduction Authorization Form is included on the reverse side of the Enrollment Form. Automatic deductions will continue until such time as you notify the Administrator to stop making automatic deductions. This initial investment will enable you to participate in any or all of the services of the Plan on the next investment date.

Record Holders.  If you own common shares that are registered in your name (not the name of a broker, bank or other nominee), you can enroll in the Plan by completing an Enrollment Form and submitting it to the Administrator. As a record holder, you may participate in any or all of the services of the Plan. You may fund your additional investments by mailing with your Enrollment Form, a check made payable to Broadridge Corporate Issuer Solutions, Inc. for between $25 and $10,000, or by authorizing one or more electronic transfers of between $25 and $10,000 per month from your account at a U.S. bank or financial institution.

Beneficial Holders.  If you are a beneficial holder you may arrange to have your broker or bank participate in the Plan on your behalf. In this case, your participation may be on terms and conditions which differ from the terms and conditions set forth in this Plan and you will be limited to the dividend reinvestment feature of the Plan only. The Administrator will not have a record of your transactions or your account since they will remain under the name of your broker or bank.

To participate in the optional cash investment feature of the Plan you must become a record holder. You can become a record holder by instructing your broker, bank or other nominee to re-register some or all of your common shares in your name through the Direct Registration System. This is an electronic transfer of your shares from your broker’s name into your name. This will establish a book-entry account in your name with the Administrator and you can then commence using any or all of the Plan services. Or, you can instruct your broker, bank or other nominee to deliver to you a physical share certificate in your name. Once you receive your share certificate in your name, you can enroll in the Plan and you may begin to use all of the services of the Plan.

Unitholders.  Unitholders may enroll in the Plan by completing an Enrollment Form and submitting it to the Operating Partnership at the address set forth in Question 4.

Except as otherwise noted, the discussion in this prospectus supplement relating to the reinvestment of dividends on our common shares also applies to the investment choices available to unitholders and to the mechanics and timing of the investment of distributions from our Operating Partnership.

Dividend Reinvestment Options

8.                                      How do I reinvest dividends?

Choosing Your Investment Options. If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

•                  Full Dividend Reinvestment:  This option directs the Administrator to reinvest the cash dividends paid on all of the common shares owned by you then or in the future in additional common shares.

•                  Partial Dividend Reinvestment:  This option allows you to specify a fixed number of full shares on which you would like to receive a cash dividend payment and directs the Administrator to reinvest the cash dividends paid on all remaining common shares owned by you then or in the future. We will continue to pay you cash dividends, when, as and if declared by our board of trustees, on the specified number of common shares, unless you designate those shares for reinvestment pursuant to the Plan.

Changing Your Investment Options.  You may change your investment options by contacting the Administrator. The Administrator must receive any change with regard to your participation in the Plan no fewer than five days before the record date for a dividend payment in order for the change to be effective for that dividend payment. You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you.

9.                                      When are dividends reinvested?

The Administrator will invest dividends in additional common shares that are purchased directly from us on the dividend payment date, unless the dividend payment date is not a day on which the NYSE is open for trading, in which case the dividends will be invested on the next trading day. In the case of purchases on the open market or in privately negotiated transactions with third parties, the Administrator will make such purchases beginning on or after the dividend payment date, and in any case within 30 days of such date. No interest will be paid on funds held by the Administrator pending investment.

Optional Cash Investments

10.                               How do I make optional cash investments?

Once you have enrolled in the Plan by submitting an Enrollment Form, you may make optional cash investments at any time in three ways:

(i)                                     you can send a check to the Administrator payable to “Broadridge Corporate Issuer Solutions, Inc.;”

(ii)                                  you can authorize one-time optional cash investments for a minimum of $25 per calendar month by electronic transfer from your account at a U.S. bank or financial institution; or

(iii)                               you can authorize automatic monthly investments of at least $25 but not more than a total of $10,000 each calendar month by electronic transfer from your account at a U.S. bank or financial institution.

The Administrator must receive payment for all optional cash investments no later than two business days prior to the 15th calendar day of any month (or if such day is not a trading day, on the trading day next following such day);

provided that the Administrator will invest funds received after this deadline on or after the 15th calendar day in the next succeeding month.

11.                               When will shares be purchased?

The Administrator will invest all initial and optional cash purchases by a shareholder of $10,000 or less in whole and fractional common shares purchased directly from us on the 15th calendar day of each month (or if such day is not a trading day, on the trading day next following such day). In the case of purchases on the open market, the Administrator will make such purchases beginning on or after the 15th calendar day and in any case within 30 days of such date. The Administrator must receive payment for all optional cash purchases no later than two business days prior to the investment date in any month; provided that the Administrator will invest funds received after this deadline on the next investment date in the succeeding month. No interest will be paid on funds held by the Administrator pending investment. Please see Question 13 and 14 for more detailed information on optional cash purchases in excess of $10,000.

12.                               What are the minimum and maximum amounts for optional cash investments?

Optional cash purchases are subject to a monthly minimum purchase requirement of $25 and a maximum purchase limit of $10,000. In certain instances, however, we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please see Questions 13 and 14 for more detailed information on optional cash purchases in excess of $10,000.

For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.  In addition, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

13.                               How do I make an optional cash investment over the maximum monthly amount?

If you wish to make an optional cash investment in excess of $10,000 for any month, you must obtain our prior written approval. To obtain approval, you should request a Request for Waiver form by contacting the Administrator. Completed Request for Waiver forms should be sent to the Administrator via facsimile at 215-553-5402. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. If we approve your request, the Administrator will notify you via return facsimile. You must send the authorized amount to the Administrator per the instructions on the Request for Waiver form. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:

•                  whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market;

•                  our need for additional funds;

•                  the attractiveness of obtaining additional funds through the sale of common shares as compared to other sources of funds;

•                  the purchase price likely to apply to any sale of common shares;

•                  the shareholder submitting the request;

•                  the extent and nature of the shareholder’s prior participation in the Plan;

•                  the number of common shares held of record by the shareholder; and

•                  the aggregate number of optional cash purchases in excess of $10,000 for which Requests for Waiver have been submitted by all shareholders.

If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a shareholder may invest or on the number of shares that may be purchased.

14.                               What additional provisions apply to optional cash purchases made pursuant to an approved Request for Waiver?

Defined Terms Applicable to Optional Cash Investments Made Pursuant to an Approved Request for Waiver

Pricing Period

The trading days immediately preceding the Waiver Investment Date over which the purchase price of common shares purchased pursuant to an approved waiver request is calculated. The Pricing Period is the ten trading days immediately preceding the Waiver Investment Date, unless the Company activates the Pricing Period Extension Feature.

Pricing Period Extension Feature

A feature that permits the Company, in any particular month, to extend the initial Pricing Period by the number of days during the applicable Pricing Period on which a Threshold Price is not satisfied, or on which there are no trades of common shares reported by the NYSE, subject to a maximum of five additional days.

Threshold Price

A minimum purchase price, established for a particular Pricing Period, applicable to optional cash investments made pursuant to an approved Request for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sales prices of common shares as reported on the NYSE must equal or exceed on each trading day of the relevant Pricing Period.

Waiver Discount

A discount of up to 5% that may be offered, in the sole discretion of the Company, with respect to the purchase of common shares made pursuant to approved waiver requests. The Waiver Discount may vary from month to month, but will apply uniformly to all optional cash investments made pursuant to waiver requests with respect to a particular month.

Waiver Investment Date

The date on which the Administrator invests any optional cash investments made pursuant to an approved waiver request. The Waiver Investment Date is the same as the investment date for optional cash investments that do not exceed $10,000 unless the Company activates the Pricing Period Extension Feature, in which case the Waiver Investment Date is the last day of the extended Pricing Period.

Waiver Purchase Price

The price per common share purchased pursuant to an approved waiver request, which is the higher of (i) the average of the high and low sales prices of the common shares as reported on the NYSE on each eligible day of a particular Pricing Period, less any applicable Waiver Discount, or (ii) the average of the high and low sales prices of the common shares as reported on the NYSE, on the applicable Waiver Investment Date, less any applicable Waiver Discount.

Waiver Purchase Price.  If the Company does not establish a Threshold Price or activate the Pricing Period Extension Feature for a particular month the price per common share purchased from the Company pursuant to an approved waiver request will be equal to the higher of (i) the average of the high and low sales prices of common shares as reported on the NYSE for each of the ten trading days immediately preceding the Waiver Investment Date, less any applicable Waiver Discount, or (ii) the average of the high and low sales prices of the common shares as reported on the NYSE on the applicable Waiver Investment Date, less any applicable Waiver Discount. If there are no sales of common shares on one or more of the ten trading days prior to the Waiver Investment Date, the average will be based on the high and low sales prices on those days within the ten trading day period on which the common shares do trade.

Threshold Price.  In any given month, the Company may, in its sole discretion, establish a Threshold Price. If a Threshold Price is established and the Threshold Price is not satisfied for a trading day in the Pricing Period or there are no trades of common shares reported by the NYSE for a trading day, then that trading day will be excluded from the Pricing Period, and all trading prices for that trading day will be excluded from the determination of the Waiver Purchase Price.

For example, if the Threshold Price is not satisfied for two of the ten trading days in a Pricing Period, then unless we have activated the Pricing Period Extension Feature for the Pricing Period, the Waiver Purchase Price will be equal to the higher of (i) the average of the high and low sales prices of common shares as reported on the NYSE for each of the eight trading days on which the Threshold Price was satisfied, less any applicable Waiver Discount, or (ii) the average of the high and low sales prices of common shares as reported on the NYSE on the applicable Waiver Investment Date, less any applicable Waiver Discount.

If we establish a Threshold Price and do not elect to activate the Pricing Period Extension Feature a portion of each optional cash investment made pursuant to an approved waiver request will be returned for each trading day during a Pricing Period on which the Threshold Price is not satisfied and for each trading day on which no trades of common shares are reported on NYSE. The returned amount will equal the total amount of the optional cash investment multiplied by a fraction, the numerator of which is the number of trading days that the Threshold Price is not satisfied or trades of our common shares are not reported on NYSE and the denominator of which is the number of trading days in the Pricing Period. For example, if the Threshold Price is not satisfied or if no sales are reported for one of ten trading days in a Pricing Period, one-tenth of the optional cash investment will be returned. All such funds will be returned as soon as reasonably practicable after the Pricing Period without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment, in the event that a Threshold Price is not satisfied, apply only to optional cash investments made pursuant to waiver requests. Setting a Threshold Price for a particular Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. We may waive our right to set a Threshold Price for any Pricing Period.

Pricing Period Extension Feature. For any given Pricing Period we may elect to activate, for that Pricing Period, the Pricing Period Extension Feature. If the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, then, for purposes of determining the Waiver Purchase Price, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of common shares were not reported.

For example, if the initial Pricing Period is ten consecutive trading days, and the Threshold Price is not satisfied for three out of those ten days, and we had previously announced that the Pricing Period Extension Feature was activated for that month, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days, then those three days will be included in the Pricing Period in lieu of the three days on which the Threshold Price was not met. As a result, the Waiver Purchase Price will be equal to the higher of (i) the average of the high and low sales prices of Common Share as reported on the NYSE on each of the trading days of the initial and extended Pricing Period on which the Threshold Price was satisfied, less any applicable Waiver Discount, or (ii) the average of the high and low sales prices of common shares as reported on the NYSE on the applicable Waiver Investment Date, which will be the last day of the extended Pricing Period, less any applicable Waiver Discount. If the Pricing Period extension feature is activated, all of the optional cash investment will be invested (rather than 30% being returned to the participant in the event we established a Threshold Price and did not elect to activate the Pricing Period Extension Feature).

Waiver Discount.  We will determine, in our sole discretion, whether to establish a Waiver Discount after a review of current market conditions, the level of participation and our current and projected capital needs.

Notice Regarding Threshold Price, Pricing Period Extension Feature and Waiver Discount. At least four business days before the first day of the applicable Pricing Period, we will determine (a) whether to establish a Threshold Price and, if a Threshold Price is established, we will establish its amount; (b) whether to activate the Pricing Period Extension Feature; and (c) whether to establish a Waiver Discount and, if a Waiver Discount is established, we will establish its amount. We will make these determinations, in our sole discretion, after a review of current market conditions, the level of participation in the Program and our current and projected capital needs.

You may ascertain the Waiver Discount and whether we intend to establish a Threshold Price or activate the Pricing Period Extension Feature for any given Pricing Period by contacting the Administrator at any time after 9:00 a.m. Eastern Time four business days before the first day of the relevant Pricing Period.

Neither we nor the Administrator will be required to provide any written notice of the Threshold Price, the activation of the Pricing Period Extension Feature or the Waiver Discount for any Pricing Period.

Common Share Purchases

15.                               What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from us, shares on the open market or in privately negotiated transactions with third parties, at our discretion. Shares purchased directly from us will consist of authorized but unissued common shares. We may not change our determination that shares purchased through the Plan will be purchased either in the open market or from us, more than once every three months. We may change the source of the common shares for the Plan without providing you notice that we are doing so.

16.                               At what price will shares be purchased?

The “market price” for our common shares under the Plan depends on whether the Administrator obtains your shares by purchasing them directly from us, in the open market or in privately negotiated transactions with third parties:

•                  For Dividend Reinvestments and Optional Cash Investments of $10,000 or Less:

•                  the market price for common shares purchased in the open market or will be equal to the average price of all the shares purchased by the Administrator on the applicable investment date.  The “purchase price” shall be the applicable market price calculated as described in this bullet.

•                  the market price for common shares that the Administrator purchases directly from us will be equal to the higher of (i) the average of the daily high and low sales prices of our common shares traded on the NYSE for the ten trading days immediately preceding the investment date, or (ii) the average of the high and low sales prices of our common shares as reported on the NYSE on the applicable investment date.  The “purchase price” shall be the applicable market price calculated as described in this bullet.

•                  For Optional Cash Investments in Excess of $10,000 made pursuant to a Request for Waiver:

•                  the market price for common shares purchased pursuant to a request for waiver will be equal to the higher of (i) average of the daily high and low sales price of our common shares traded on the NYSE during a pricing period of ten trading days, less any applicable discount, or (ii) the average of the high and low sales prices of the common shares as reported on the NYSE on the applicable investment date. Shares purchased pursuant to a waiver request may be subject to a threshold price provision. The “purchase price” shall be the applicable market price calculated as described in this bullet, less any applicable discount. Please see Questions 13 and 14 for more detailed information.

Although we do not currently offer or have plans to offer any discount in connection with the Plan, we reserve the right in the future to offer a discount, not to exceed 5% (inclusive of any trading fees, service charges or other fees paid by us), on purchases of common shares under the Plan.  The discussion in this prospectus supplement assumes that we do not offer a discount in connection with the Plan.  If we were to offer a discount in connection with the Plan the tax considerations described herein would materially differ.  In the event that we offer a discount in connection with the Plan, participants are urged to consult with their tax advisors regarding the tax treatment to them of receiving a discount.

Notwithstanding any other provision of this Plan or anything contained in this prospectus supplement, no provisions of this Plan shall be construed to permit a discount that would adversely affect our ability to qualify as a REIT.

Share Certificates and Safekeeping

17.                               Will I receive certificates for shares purchased through the Plan?

You will not receive certificates for shares purchased through the Plan. The Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in non-certificated (book-entry) form. This service protects against the loss, theft or destruction of certificates evidencing your common shares.

18.                               Can I get certificates if I want them?

Yes, if you should ever want a share certificate for all or a portion of the whole common shares in your Plan account, the Administrator will issue and deliver one to you, upon your request, within five business days of the receipt of your instructions. The Administrator will not issue certificates for fractional common shares but will issue a check representing the value of any fractional shares based on the then current market price. The Administrator will handle the request at no cost to you. The Administrator will continue to credit any remaining whole or fractional common shares to your account.

19.                               May I deposit share certificates I currently hold into my Plan account?

If you own common shares in certificated form, you may deposit all the certificates in your possession with the Administrator for safekeeping. To deposit your share certificates you should send the certificates to the Administrator by registered or certified mail, return receipt requested (or some other form of traceable mail), and properly insured. The insured amount represents the approximate cost to you of replacing share certificates if they are lost in transit to the Administrator. Do not sign the certificate or complete the assignment section. The Administrator will promptly send you a statement confirming each share certificate deposited. The Administrator will credit the common shares represented by the certificates to your account in book-entry form and will combine the shares with any whole and fractional shares then held in your Plan account.

In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell common shares through the Plan. See Question 21 for more information on how to sell your common shares under the Plan.

You may deposit certificates for common shares into your account regardless of whether you have authorized reinvestment of dividends.

Sale and Transfer of Shares

20.                               How can I transfer or give gifts of shares?

You may transfer or give gifts of common shares to anyone you choose (subject to the restrictions set forth in our Articles of Amendment and Restatement of Declaration of Trust, as amended from time to time) by contacting the Administrator and requesting a Gift/Transfer Form. After the transfer is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common shares will be forwarded to the recipient.

21.                               How can I sell shares?

You can sell any number of shares held in your Plan account at any time by contacting the Administrator. The sale price will be the average price of all shares sold for Plan participants with respect to that sale date. You can also choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the Administrator for delivery to your stockbroker prior to settlement of such sale.

Cost of Selling Shares.  The Plan requires you pay all costs associated with the sale of your shares under the Plan. A $15 sales transaction fee, a trading fee (currently $0.10 per share), and any required tax withholdings on the settlement date, which is three business days after your shares have been sold, will be deducted from your sale proceeds. Please see Question 24 for a detailed description of the costs associated with selling shares.

Termination of Your Account Upon Sale of All Shares.  Please note that if your total holdings fall below one share, the Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

Timing and Control.  Because the Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of our shares. That is, if you send in a request to sell shares, it is possible that the market price of our shares could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. In addition, you will not earn interest on a sales transaction.

22.                               Can I transfer my right to participate in the Plan to another person?

You may not transfer your right to participate in the Plan to another person. However, you may change ownership of all or part of your Plan shares through a gift, sale or otherwise at any time.

Termination of Participation

23.                               How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. To be effective for any given dividend payment, the Administrator must receive notice no fewer than five days before the record date for such dividend payment. Upon termination of your Plan account, you will receive a certificate for the whole shares held for you under the Plan, and a check for any fractional shares held in your account at the time of termination based on the current market value less any applicable sale fees. After the Administrator terminates your account, future dividends will be sent directly to you by check. Alternatively, if you so direct, the Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees.

Rejoining the Plan After Withdrawal.  After you withdraw from the Plan, you may rejoin the Plan at any time by enrolling online, or by filing a new Enrollment Form with the Administrator, and otherwise complying with the terms of the Plan. However, the Administrator has the right to reject the Enrollment Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

Fees and Commissions

24.                               What are the costs of participating in the Plan?

You will not pay any trading fees, service charges or other related fees in connection with shares purchased through the Plan. We will pay services charges and other fees to the Administrator in connection with the reinvestment of dividends and optional cash investments to purchase common shares. However, consistent with the conclusion reached by the Internal Revenue Service (the “IRS”) in a private letter ruling issued to another REIT, we intend to take the position that these trading fees, service charges or other fees constitute a distribution which is either taxable to you or which could reduce the basis in your shares.

You will not pay any administrative costs related to the Plan.  Consistent with the conclusion reached by the IRS in the private letter ruling issued to another REIT, we intend to take the position that administrative costs do not constitute a distribution which is either taxable to you or which would reduce the basis in your shares. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the administrative costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this and other reasons, we may in the future take a different position with respect to the costs of participating in the Plan.

You will be responsible for any fees payable in connection with your sale of shares from the Plan. Please refer to the following tabular summary of Plan fees and commissions for more information regarding the current costs of participating in the Plan:

Summary of Fees and Commissions

Transaction Type	Service Charge	Trading Fee

Enrollment fee for new investors	None	None

Purchase of shares with initial investment	None	None

Subsequent purchases through optional cash payments	None	None

Reinvestment of dividends	None	None

Sale of shares*	$0.10 per share	$15.00 per transaction

Transfer of shares	None	None

Safekeeping of shares	None	None

Certificate issuance	None	None

Returned checks or failed automatic deductions	$25.00 per occurrence	None

Duplicate statement (one year or older)	Electronic delivery: None Paper delivery: $10.00	None

*   The Administrator will deduct the service charge and trading fees from the proceeds of a sale.

Reports and Notices to Participants

25.                               How will I keep track of my investments?

The Administrator will send you a transaction notice confirming the details of each purchase you make. If you continue to participate in the Plan but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of common shares in your Plan account. Participants who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices.

26.                               Where will notices be sent?

The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly, in writing, of any change of address.

Federal Income Tax Consequences

27.                               What are some of the federal income tax consequences of a shareholder’s participation in the Plan?

Amounts Treated as a Distribution.  Generally, a Plan participant will be treated as having received a distribution with respect to our common shares for federal income tax purposes in an amount determined as described below.

•                  If you participate in the dividend reinvestment feature of the Plan and your dividends are reinvested in our common shares purchased from us, you will generally be treated for federal income tax purposes as having received the gross amount of any cash distributions which would have been paid by us to you had you not elected to participate. The amount of the distribution deemed received will be reported on the Form 1099-DIV received by you.

•                  If you participate in the dividend reinvestment feature of the Plan and your dividends are reinvested in our common shares purchased in the open market, you will generally be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) the gross amount of any cash distributions which would have been paid by us to you had you not elected to participate (plus any trading fees, service charges or other similar fees paid by us) on the date the dividends are reinvested.

•                  If you participate in both the dividend reinvestment and the cash investment features of the Plan and you purchase our common shares through the cash investment feature of the Plan, you will generally be treated for federal income tax purposes as having received the gross amount of any cash distributions which would have been paid by us to you had you not elected to participate (plus any trading fees, service charges or other similar fees paid by us) less the amount paid by the you for our common shares.

•                  If you participate in the Plan and you participate in the Plan’s optional cash purchase feature, or if you are a newly enrolled participant making your initial investment in our common shares through the Plan’s optional cash purchase feature and therefore are not currently our shareholder, you will not be treated as receiving a distribution from us.

In the situations described above, you will be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by us, as described in the summary of material federal income tax considerations included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018 (which is incorporated by reference in this prospectus supplement) under the headings “—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders,” “—Taxation of U.S. Shareholders—Taxation of Tax-Exempt Shareholders,” or “—Taxation of Non-U.S. Shareholders,” as applicable.

Basis and Holding Period in Shares Acquired Pursuant to the Plan. The tax basis for our common shares acquired by reinvesting cash distributions through the Plan generally will equal the amount treated as a dividend (which amount includes any trading fees, service charges or other similar fees paid by us). The tax basis in our common shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring our common shares. The holding period for our common shares will begin on the day on which the common shares are credited to the participant’s account.

Withdrawal of Shares from the Plan. When you withdraw stock from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fractional share, you will be required to recognize gain or loss with respect to that fractional share.

Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. See the discussion included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “—Information Reporting and Backup Withholding Tax Applicable to Shareholders—U.S. Shareholders—Generally” and “—Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Generally” for discussion of the withholding requirements that apply to other distributions that we pay. All withholding amounts will be withheld from distributions before the distributions are reinvested under the Plan. Therefore, if a U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount.

The summary in this Question 27 and the summary in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2017 is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from participation in the Plan. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan.

Participation by Holders of Units in our Operating Partnership

28.                               How can a Unitholder in our Operating Partnership become a Plan participant?

Unitholders are eligible to invest all or a portion of the cash distributions paid on their Units to purchase common shares. Unitholders may also make optional cash investments (minimum of $25, monthly maximum of $10,000). Unitholders may enroll in the Plan, change their elections or terminate their participation in the Plan only by notifying the Operating Partnership at the following address:

Kite Realty Group, L.P.

30 South Meridian Street, Suite 1100

Indianapolis, Indiana  46204

Attention: Scott E. Murray

Telephone:  (317) 577-5600

To enroll in the Plan you should complete and submit an Enrollment Form to the Operating Partnership at the address set forth above. If Units are registered in more than one name, all owners of the Units must sign the Enrollment Form exactly as their names appear on the account registration.

You may change investment of cash distributions at any time by notifying the Operating Partnership at the address set forth above.

29.                               What are the federal income tax consequences for Unitholders of participation in the Plan?

The federal income tax treatment of Unitholders who participate in the Plan is unclear because, unlike with a share dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of a limited partner in a Partnership who invests cash distributions from the Operating Partnership in stock of another entity that is a partner in the Operating Partnership. The Company can make no assurance as to the actual tax consequences to Unitholders of participating in the Plan. Absent the promulgation of authority to the contrary, we and the Operating Partnership intend to report the tax consequences of a Unitholder’s participation in a manner consistent with the following:

•                  In the case of common shares purchased directly from us, whether through the investment of a Unitholder’s distribution or through an optional cash investment by a Unitholder, a Unitholder likely will be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the Operating Partnership equal to the fair market value on the date the dividends are reinvested or on the date the shares are purchased respectively, of the common shares credited to the Unitholder’s account less the amount of cash paid by the Unitholder for the common shares (i.e., the amount of the cash distribution or the optional cash investment), if any.

•                  The fair market value of the common shares on the date the dividends are reinvested or on the date the shares are purchased may exceed the amounts invested or distributions reinvested by the unitholders due to any Waiver Discount that may be offered. It is possible, however, that the IRS could take the position that, with respect to Unitholders already holding common shares, such amount would be treated as a distribution from us with respect to the common shares.

•                  In the case of common shares purchased by the Administrator in the open market pursuant to a Unitholder’s distribution or the optional cash investment feature of the Plan, a Unitholder likely will be treated for federal income tax purposes as having received a cash distribution equal to the invested distribution, if applicable from the Operating Partnership

A cash distribution from the Operating Partnership will reduce a Unitholder’s basis in his Units by the amount distributed. Cash distributed to a Unitholder in excess of his basis in his Units generally will be taxable as capital gain, either long- or short-term, depending on whether the Unitholder’s holding period for his Units is or is not more than one year. However, under Section 751(b) of the Code, to the extent a distribution is considered to be in exchange for a Unitholder’s interest in substantially appreciated inventory items or unrealized receivables of the Operating Partnership, that Unitholder may recognize ordinary income rather than a capital gain. In addition, a 25% rate will apply to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions that were not otherwise recaptured as ordinary income under other depreciation recapture rules.

30.                               How are federal income tax withholding provisions applied to Unitholders who participate in the Plan?

Withholding requirements and information generally applicable to distributions from our Operating Partnership will apply to all amounts treated as distributions pursuant to the Plan. If a participant fails to provide the applicable federal income tax certifications in the manner required by law, any cash distributions on Units (including cash distributions that are invested), proceeds from the sale of fractional share interests and proceeds from the sale of shares credited to a participant’s account will be subject to federal backup withholding. Certain Unitholders are, however, exempt from backup withholding and can claim the exemptions by filing the appropriate IRS form with the payer. In addition to applicable backup withholding and information reporting, foreign Unitholders will be subject to U.S. federal withholding tax on distributions. In each case where withholding is required, the appropriate amount will be withheld and the balance in shares will be credited to such participant’s account.

Other Information

31.                               How can I vote my shares?

You will receive proxy material for all shares in your Plan account. You may vote your common shares either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of shareholders. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

32.                               If we have a rights offering related to the common shares, how will a shareholder’s entitlement be computed?

Your entitlement in a rights offering related to the common shares will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

33.                               Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time. You will receive written notice of any material amendment, modification, suspension or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

If we terminate the Plan, you will receive a certificate for all whole common shares held in your Plan account and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends or optional cash payments held in your account.

34.                               Are there any risks associated with the Plan?

Your investment in common shares purchased under the Plan is no different from any investment in common shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

35.                               What are the responsibilities of the Company and the Administrator?

Neither we nor the Administrator will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator’s receipt of notice in writing of the death or incompetence, (ii) relating to the prices and times at which the Administrator buys or sells shares for your account, or (iii) relating to any fluctuation in the market value of the common shares.

The payment of dividends is at the discretion of our board of trustees and will depend upon future earnings, our financial condition and other factors. The board of trustees may change the amount and timing of dividends at any time without notice.

36.                               How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary in our sole discretion to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

37.                               What law governs the Plan?

The laws of the State of Maryland govern the Plan.

USE OF PROCEEDS

We will receive proceeds from the sale of common shares that the Administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the Administrator purchases in the open market. We intend to use the proceeds of the sale of any newly issued or treasury common shares issued under the Plan for general corporate purposes. Since the price of the common shares offered under the Plan is based on future market prices, we are unable to make an advance determination of the price at which common shares will be sold to Plan participants or the proceeds of such sale.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases common shares in the open market, we will sell directly to you through the Administrator the common shares acquired under the Plan. The common shares, including shares acquired pursuant to Requests for Waiver, may be resold in market transactions on any national securities exchange on which our common shares trade or in privately negotiated transactions. The common shares currently are listed on the NYSE. Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of participants that may be engaged in the securities business. Persons who acquire common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale of distribution thereof. Under some circumstances, we may, however, approve requests for optional cash investments by such person in excess of the allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method which we determine to be appropriate.

Subject to the availability of common shares registered for issuance under the Plan, there is no total maximum number of common shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. In connection with any reinvestment of dividends or optional cash investments in which the Administrator purchases common shares in the open market, you will pay your pro rata share of any trading fees.

You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

The common shares may not be available under the Plan in all states or jurisdictions. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus supplement and the accompanying prospectus and certain federal income tax matters have been passed upon for us and the Operating Partnership by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Kite Realty Group Trust appearing in Kite Realty Group Trust’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Kite Realty Group Trust’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We and the Operating Partnership have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus supplement and the accompanying prospectus are parts, under the Securities Act, with respect to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, but does not contain all of the information in the registration statement. We and the Operating Partnership have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us, the Operating Partnership and the securities that may be offered by this prospectus supplement, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus supplement is qualified in all respects by the exhibit to which the reference relates.

We and the Operating Partnership are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we and the Operating Partnership are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we and the Operating Partnership file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The reference to the SEC’s Internet site is intended to be an inactive textual reference only. We maintain a website at http://www.kiterealty.com. You should not consider information on our website to be part of this prospectus supplement.

Our securities are listed on the NYSE, and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2017;

•                  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

•                  our Definitive Proxy Statement filed with the SEC on March 30, 2018;

•                  our Current Reports on Form 8-K filed on April 23, 2018, April 25, 2018 (Accession No. 0001104659-18-026305), May 10, 2018 and July 2, 2018; and

•                  the description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by contacting Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, by telephone at 317-577-5600 or by visiting our website, www.kiterealty.com. The information contained on our website is not part of this prospectus supplement. Our reference to our website is intended to be an inactive textual reference only.

PROSPECTUS

Kite Realty Group Trust

Common Shares, Preferred Shares, Depositary Shares, Warrants and Rights

Kite Realty Group, L.P.

Debt Securities

We may offer, from time to time, one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•                  common shares,

•                  preferred shares,

•                  depositary shares representing our preferred shares,

•                  warrants exercisable for our common shares, preferred shares or depositary shares representing preferred shares, and

•                  rights to purchase common shares.

Kite Realty Group, L.P., or the Operating Partnership, may offer, from time to time, one or more series of debt securities, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.

Our common shares, preferred shares, depositary shares, warrants and rights, together with the debt securities of the Operating Partnership, are referred to herein collectively as the “securities.” We and the Operating Partnership may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms and conditions that may apply to the securities. The specific terms and conditions of any securities being offered will be provided in prospectus supplements to this prospectus. The applicable prospectus supplement will also contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in any of the securities.

We and the Operating Partnership may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers on a continuous or delayed basis. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 35. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “KRG.” On February 21, 2018, the last reported sale price of our common stock on the NYSE was $14.80 per share. Our principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204 and our telephone number is (317) 577-5600.

Investing in the securities involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation of Certain Information by Reference” and “Where To Find Additional Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 22, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we and the Operating Partnership may, from time to time, offer in one or more offerings any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we and the Operating Partnership may offer. Each time we or the Operating Partnership offer securities, to the extent required, a prospectus supplement will be provided and it will be attached to this prospectus. The prospectus supplement will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described below under the headings “Where to Find Additional Information,” “Incorporation of Certain Information by Reference” and any additional information you may need to make your investment decision.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the Operating Partnership have authorized anyone to provide you with different or additional information. Neither we nor the Operating Partnership are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. The business, financial condition, liquidity, results of operations and prospects of our Company and the Operating Partnership may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus and any applicable prospectus supplement, which we and the Operating Partnership have referred you to in “Incorporation of Certain Information by Reference” on page 37 of this prospectus (including the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q), before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Kite Realty Group Trust and its subsidiaries and all references to the “Operating Partnership” refer to Kite Realty Group, L.P.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, together with other statements and information publicly disseminated by Kite Realty Group Trust, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•                  national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlooks;

•                  financing risks, including the availability of, and costs associated with, sources of liquidity;

•                  our ability to refinance, or extend the maturity dates of, our indebtedness;

•                  the level and volatility of interest rates;

•                  the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies;

•                  the competitive environment in which we operate;

•                  acquisition, disposition, development and joint venture risks;

•                  property ownership and management risks;

•                  our ability to maintain our status as a real estate investment trust, or REIT, for federal income tax purposes;

•                  potential environmental and other liabilities;

•                  impairment in the value of real estate property we own;

•                  the impact of online retail competition and the perception that such competition has on the value of shopping center assets;

•                  risks related to the geographical concentration of our properties in Florida, Indiana, and Texas;

•                  insurance costs and coverage;

•                  risks associated with cybersecurity attacks and the loss of confidential information and other business disruptions;

•                  other factors affecting the real estate industry generally; and

•                  other risks identified in this prospectus and in other reports we file from time to time with the SEC or in other documents that we publicly disseminate, including, in particular, the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Neither we nor the Operating Partnership undertake any obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

We are a publicly-held real estate investment trust which, through our majority-owned subsidiary, the Operating Partnership, owns interests in various operating subsidiaries and joint ventures engaged in the ownership, operation, acquisition, development, and redevelopment of high-quality neighborhood and community shopping centers in select markets in the United States.  We derive revenues primarily from activities associated with the collection of contractual rents and reimbursement payments from tenants at our properties.  Our operating results therefore depend materially on, among other things, the ability of our tenants to make required lease payments, the health and resilience of the United States retail sector, interest rate volatility, job growth and overall economic and real estate market conditions.

As of December 31, 2017, we owned interests in 117 operating and redevelopment properties totaling approximately 23.3 million square feet.  We also owned two development projects under construction as of this date.  Our retail operating portfolio was 94.8% leased to a diversified retail tenant base, with no single retail tenant accounting for more than 2.5% of our total annualized base rent.  In the aggregate, our largest 25 tenants accounted for 34.9% of our annualized base rent.

Our common shares are listed on the NYSE, trading under the symbol “KRG.”

We were formed as a REIT in the state of Maryland in 2004. Our principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and our telephone number is (317) 577-5600. We maintain a website at www.kiterealty.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus or any applicable prospectus supplement.

Additional information about us and our subsidiaries is included in documents incorporated by reference into this prospectus. See “Where to Find Additional Information” on page 37 of this prospectus and “Incorporation of Certain Information by Reference” on page 37 of this prospectus.

THE OPERATING PARTNERSHIP

The Operating Partnership was formed as a limited partnership in the state of Delaware in 2004. Substantially all of our consolidated assets are held by, and we conduct substantially all of our activities through, the Operating Partnership and its wholly-owned subsidiaries. We own a 97.7% interest in the Operating Partnership as of December 31, 2017, and are the sole general partner. The Operating Partnership’s principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we and the Operating Partnership, as the case may be, intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends and the Operating Partnership’s ratio of earnings to fixed charges for the periods shown. For the purpose of computing the ratio of earnings to combined fixed charges and preferred dividends, the ratio of earnings to fixed charges, and the amount of coverage deficiency, earnings have been calculated by adding fixed charges (excluding capitalized interest), to pre-tax income (loss) from continuing operations before non-controlling interests in the Operating Partnership, distributions of income from equity investees, non-controlling interest and income from majority-owned unconsolidated entities and deducting income from unconsolidated entities. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs, fixed charges of majority-owned unconsolidated entities and estimated interest within rental expense. This information is given on an unaudited historical basis. The calculation of earnings for the years ended December 31, 2013, 2014, 2016 and 2017 includes $54.5 million, $121.0 million, $174.6 million and $172.1 million of non-cash depreciation expense, respectively.

	Year Ended December 31,
	2017	2016	2015	2014	2013
Kite Realty Group Trust:
Ratio of earnings to fixed charges (1)	—	—	1.34	—	—
Ratio of earnings to combined fixed charges and preferred share dividends (2)	—	—	1.19	—	—
Kite Realty Group, L.P.:
Ratio of earnings to fixed charges (3)	—	—	1.34	—	—

(1)         The ratio was less than 1.0 for the years ended December 31, 2013, 2014, 2016 and 2017, as fixed charges exceeded earnings by $5.5 million, $21.2 million, $4.4 million and $4.5 million, respectively.

(2)         The ratio was less than 1.0 for the years ended December 31, 2013, 2014, 2016 and 2017, as fixed charges exceeded earnings by $14.0 million, $29.7 million, $4.4 million and $4.5 million, respectively.

(3)         The ratio was less than 1.0 for the years ended December 31, 2013, 2014, 2016 and 2017, as fixed charges exceeded earnings by $5.5 million, $21.2 million, $4.4 million and $4.5 million, respectively.

DESCRIPTION OF CAPITAL SHARES

General

Our declaration of trust currently provides that we may issue up to 225,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of December 31, 2017, 83,606,068 common shares were issued and outstanding, and there were no preferred shares issued and outstanding.

Maryland law provides and our declaration of trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

DESCRIPTION OF COMMON SHARES

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust and bylaws provide for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which requires a majority of all the votes cast in an uncontested election at a meeting of our shareholders at which a quorum is present), dissolution (which requires two-thirds of all the votes entitled to be cast) and removal of trustees (which requires two-thirds of all the votes entitled to be cast). Our declaration of trust permits the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of the securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of December 31, 2017, there were no preferred shares outstanding.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. We currently have nine trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•                  any person who beneficially owns 10% or more of the voting power of our shares; or

•                  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder under Maryland law if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•                  two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Under our declaration of trust, we cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•                  actual receipt of an improper benefit or profit in money, property or services; or

•                  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•                  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith; or

•                  was the result of active and deliberate dishonesty;

•                  the trustee or officer actually received an improper personal benefit in money, property or services; or

•                  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•                  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•                  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•                  pursuant to our notice of the meeting;

•                  by our board of trustees; or

•                  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•                  pursuant to our notice of the meeting;

•                  by our board of trustees; or

•                  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

DESCRIPTION OF PREFERRED SHARES

The following description sets forth certain general terms of the preferred shares to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our declaration of trust, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which we will make available upon request.

General

Subject to the limitations prescribed by Maryland law and our declaration of trust and bylaws, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of trustees or duly authorized committee thereof. The preferred shares will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of preferred shares offered thereby will describe the specific terms of such securities, including:

•                  the title and stated value of such preferred shares;

•                  the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

•                  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•                  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred shares shall accumulate;

•                  the procedures for any auction and remarketing, if any, for such preferred shares;

•                  the provisions for a sinking fund, if any, for such preferred shares;

•                  the provisions for redemption, if applicable, of such preferred shares;

•                  any listing of such preferred shares on any securities exchange;

•                  the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof) and conversion period;

•                  a discussion of federal income tax considerations applicable to such preferred shares;

•                  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•                  in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•                  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a preferred share of a particular series, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a preferred share of a particular series represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into other securities.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing preferred shares so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust. See “Restrictions on Ownership.”

From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we have agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related preferred share shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

Neither the preferred shares depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

Holders of depositary receipts will be subject to the ownership restrictions of the declaration of trust. See “Restrictions on Ownership.”

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred shares, depositary shares representing preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•                  the title and issuer of such warrants;

•                  the aggregate number of such warrants;

•                  the price or prices at which such warrants will be issued;

•                  the currencies in which the price or prices of such warrants may be payable;

•                  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•                  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•                  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•                  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•                  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•                  the minimum or maximum amount of such warrants which may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  a discussion of material federal income tax considerations; and

•                  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•                  the date for determining the shareholders entitled to the rights distribution;

•                  the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

•                  the aggregate number of rights being issued;

•                  the date, if any, on and after which such rights may be transferable separately;

•                  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•                  any special U.S. federal income tax consequences; and

•                  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under the indenture, dated as of September 26, 2016, between the Operating Partnership, as issuer, and U.S. Bank National Association, as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the Indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement are inconsistent with any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute the unsubordinated obligations of the Operating Partnership and will rank on a parity in right of payment with all of its other existing and future unsubordinated indebtedness. The Operating Partnership may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by the Operating Partnership. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•                  the title of the series of debt securities;

•                  the aggregate principal amount of debt securities of the series and any limit thereon;

•                  whether such debt securities are to be issuable in global form or in Registered Securities;

•                  the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the Operating Partnership will pay the principal of and premium, if any, on debt securities of the series, or the method used to determine such date or dates;

•                  the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;

•                  the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•                  the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;

•                  the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;

•                  the terms and conditions, if any, upon which the Operating Partnership is required to, or may, at its option, redeem debt securities of the series;

•                  the terms and conditions, if any, upon which the Operating Partnership will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;

•                  the terms of any sinking fund or analogous provision;

•                  if other than the entire principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•                  the authorized denominations in which debt securities of the series will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•                  the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer or exchange, (3) the debt securities of the series may be surrendered for conversion or exchange and (4) notices or demands to or upon the Operating Partnership in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;

•                  the terms and conditions, if any, upon which the debt securities will be convertible into and/or exchangeable into equity of the Operating Partnership or any other Person or into any other securities;

•                  if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made, the manner of determining the equivalent thereof in Dollars for any purpose, and the ability, if any, of the Operating Partnership or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies and the terms and conditions upon which such election may be made;

•                  whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•                  any addition to, modification of, or deletion of, any covenant or Event of Default with respect to debt securities of the series or any guarantee;

•                  whether the securities will be secured;

•                  the covenants subject to covenant defeasance;

•                  the terms and conditions, if any, upon which debt securities are to be issuable upon the exercise of warrants;

•                  the identity of the depositary for the global debt securities;

•                  the circumstances under which the Operating Partnership or any guarantor will pay Additional Amounts on such securities in respect of any tax, assessment, or other governmental charge and whether the Operating Partnership will have the option to redeem such securities rather than pay the Additional Amounts;

•                  if there is more than one trustee, the identity of the trustee that has any obligations, duties and remedies with respect to the debt securities and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to the debt securities;

•                  the terms of any guarantee of the debt securities and the identity of any guarantor or guarantors of the debt securities;

•                  if the principal amount payable at the stated maturity of the debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any date;

•                  whether the debt securities will not be issued in a transaction registered under the Securities Act and any restriction or condition on the transferability of the debt securities of such series;

•                  the exchanges, if any, on which the debt securities of the series may be listed;

•                  the price or prices at which the debt securities of the series will be sold;

•                  if debt securities issuable in global form are to be issuable in definitive form, then the forms and terms related to such issuance;

•                  the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name such security is registered at the close of business on the Regular Record Date for such payment and the manner in which any interest payable on a temporary global security will be paid if other than in the manner provided in the Indenture;

•                  any additional covenants subject to waiver by the act of the holders of debt securities pursuant to the Indenture; and

•                  any other terms of debt securities of the series and any deletions from or modifications or additions to the Indenture in respect of such securities.

As used in this prospectus, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

The Operating Partnership may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Important federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may be inconsistent with the terms of the debt securities of any other series, and the terms of particular debt securities within any series may be inconsistent with each other. Unless otherwise specified in the applicable prospectus supplement, the Operating Partnership may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in the applicable prospectus supplement, the Indenture will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or to substantially reduce or eliminate the Operating Partnership’s consolidated assets, which may have a material adverse effect on the ability of the Operating Partnership to service the Operating Partnership’s indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)      a highly leveraged or similar transaction involving the Operating Partnership’s management, or any affiliate of any of those parties,

(2)      a change of control, or

(3)      a reorganization, restructuring, merger, or similar transaction involving the Operating Partnership or its affiliates.

Registration, Transfer, Payment and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange at an office of the Operating Partnership or an agent of the Operating Partnership in The City of New York. However, the Operating Partnership, at its option, may make payments of interest on any interest payment date on any debt security that is not a global debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, the Operating Partnership will not be required to:

•                  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before mailing of a notice of redemption of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that mailing;

•                  register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•                  issue, register the transfer of or exchange a debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture:

•                  the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination,

•                  the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance, unless otherwise provided in the Indenture,

•                  the principal amount of a debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security, and

•                  a debt security owned by the Operating Partnership or any obligor on the debt security or any affiliate of the Operating Partnership or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities of any series may be redeemable at the Operating Partnership’s option or may be subject to mandatory redemption by the Operating Partnership as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by the Operating Partnership at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Covenants

Any material covenants applicable to the debt securities of the applicable series will be specified in the applicable prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)              default for thirty (30) days in the payment of any installment of interest or Additional Amounts payable with respect to such interest under the debt securities of that series;

(2)              default in the payment of the principal of or premium, if any, on or, any Additional Amounts payable in respect of any principal of or premium, if any, on the debt securities of that series, when the same becomes due and payable or default is made in the deposit of any sinking fund payment with respect to the debt securities of that series when due;

(3)              the Operating Partnership fails to comply with any of the Operating Partnership’s other agreements contained in the debt securities or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than that series) upon receipt by the Operating Partnership of notice of such default by the Trustee or receipt by the Operating Partnership and the Trustee of notice of such default by holders of not less than twenty five percent (25%) in aggregate principal amount of the debt securities of that series then outstanding and the Operating Partnership fails to cure (or obtain a waiver of) such default within sixty (60) days after the Operating Partnership receives such notice;

(4)              failure to pay any recourse indebtedness for monies borrowed by the Operating Partnership, any guarantor or any Significant Subsidiary in an outstanding principal amount in excess of $50 million at final maturity or upon acceleration after the expiration of any applicable grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice of such failure to the Operating Partnership from the Trustee (or to the Operating Partnership and the Trustee from holders of at least twenty five percent (25%) in principal amount of the outstanding debt securities of that series);

(5)              specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership, any guarantor or any Significant Subsidiary.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Trustee is required to give notice to holders of the debt securities of the applicable series within 90 days after the Trustee has actual knowledge (as such knowledge is described in the Indenture) of a default relating to such debt securities.

If an Event of Default specified in clause (5) above occurs, then the principal of, and premium, if any, on all the outstanding debt securities of the applicable series and unpaid interest, if any, accrued thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the outstanding debt securities of the applicable series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, and premium, if any, on, or if debt securities of that series are original issue discount securities such lesser amount as may be specified in the terms of that series of debt securities, and unpaid interest, if any, accrued thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such declaration of acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received written notice of an Event of Default with respect to such series from a holder of a debt security of such series, a written request to institute proceedings in respect of such Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity or security satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60 day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Notwithstanding any other provision of the Indenture, each holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and any Additional Amounts on that debt security on the respective due dates for those payments, and in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange as the case may be, such debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any such right to convert or exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee indemnity or security satisfactory to it. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, provided that the direction would not conflict with any rule or law or with the Indenture or with any series of debt securities, such direction would not be unduly prejudicial to the rights of any other holder of debt securities of that series (or the debt securities of any other series) not joining in such action or could not involve the Trustee in personal liability, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Within 120 calendar days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers and Meetings

The Indenture permits the Operating Partnership and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, no modification or amendment shall, without the consent of the holder of each outstanding debt security affected thereby:

•                  change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts, if any, with respect to, any debt securities, or

•                  reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts payable with respect to any debt securities or related guarantee or change the Operating Partnership’s or any guarantor’s obligation to pay Additional Amounts, or

•                  reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or

•                  adversely affect any right of repayment or repurchase at the option of any holder, or

•                  change any place where, or the currency in which, the principal of, any premium or interest on, or any Additional Amounts with respect to any debt security or guarantee is payable, or

•                  impair the right to institute suit to enforce the payment of any debt securities or guarantee on or after their stated maturity (or, in the case of redemption on or after the Redemption Date, or on or after the date for repayment or repurchase), or

•                  in the case of any debt security which is convertible into or exchangeable for other securities or property, impair the right to institute suit to enforce the right to convert or exchange such Security in accordance with its terms, or

•                  reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such Indenture or specified defaults under the Indenture and their consequences, or

•                  reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities; or

•                  modify the sections of the Indenture setting forth the provisions of the Indenture that may not be amended without the consent of holders, or providing for the waiver of past defaults and the waiver of certain covenants, except to increase any such percentage or provide that certain other provisions of the Indenture cannot be modified or waived without the consent of holder of each outstanding debt security of such series; or

•                  release a guarantor from any of the obligations under a guarantee except as permitted under the Indenture; or

•                  make any change that adversely affects the right, if any, to convert or exchange any debt security for common equity or other securities or property.

The Indenture also contains provisions permitting the Operating Partnership and any guarantor, as applicable, and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•                  to evidence a successor to the Operating Partnership or any guarantor, if applicable, as under the Indenture, or successive successions, and the assumption by any such successor of the covenants of the Operating Partnership or any guarantor;

•                  to add to the covenants of the Operating Partnership or any guarantor for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or any guarantor in the Indenture;

•                  to add to the Events of Default in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;

•                  to establish the form or terms of debt securities of any series, and the form of the guarantee of debt securities of any series (provided that any such deletions, additions and changes shall not be applicable to any other series of debt securities then outstanding);

•                  to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act;

•                  to provide for any guarantee of the holders of debt securities of a series, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities which such release, termination or discharge is permitted by the Indenture;

•                  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

•                  to cure any ambiguity, defect or inconsistency in the Indenture;

•                  to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the Indenture of any holder in any material respect;

•                  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities; provided, that the action shall not adversely affect the interests of the holders of debt securities;

•                  to provide for the issuance of additional debt securities, subject to the limitations established in the Indenture;

•                  to comply with the rules of any applicable Depository or the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•                  to add to or change any provisions of the Indenture to such extent as is necessary to permit or facilitate the issuance of debt securities in uncertificated form;

•                  to amend or supplement any provision contained in the Indenture, in any supplemental indenture or in any debt securities, provided that the amendment or supplement (i) does not (a) apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision, or (b) modify the rights of holders of any such debt securities with respect to such provision, or (ii) becomes effective only when no security described in clause (i)(a) is outstanding; or

•                  to conform the terms of the Indenture or the debt securities of a series, as applicable, to the description thereof contained in any prospectus, prospectus supplement or other offering document relating to the offer and sale of such debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the Operating Partnership’s compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default which is continuing (i) in the payment of the principal of, or premium, if any, or interest, if any, on, and any Additional Amounts with respect to, the debt securities of that series, (ii) with respect to the conversion or exchange of a series of debt securities convertible or exchangeable into common equity of the Operating Partnership, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon the Operating Partnership’s or any guarantor’s request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of any series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of the applicable series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

Satisfaction and Discharge

Upon the Operating Partnership’s direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by the Operating Partnership, subject to the survival of specified provisions of the Indenture, including (unless the accompanying prospectus supplement provides otherwise) the Operating Partnership’s obligation to repurchase such debt securities at the option of the holders thereof, if applicable, and the Operating Partnership’s, or any guarantor’s, if applicable, obligation to pay Additional Amounts in respect of such debt securities to the extent described below, when:

•                  either

(A)      all outstanding debt securities of that series have been delivered to the Trustee for cancellation, subject to exceptions, or

(B)      all debt securities of that series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and the Operating Partnership has deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series, including the principal thereof and, premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by the Operating Partnership, in the exercise of its sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

and, in either case

•                  the Operating Partnership has paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•                  the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture in respect of the debt securities of such series have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, the Operating Partnership or any guarantor, as applicable, will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the Operating Partnership may elect with respect to the debt securities of the particular series either:

•                  to defease and discharge itself and any guarantor from any and all obligations with respect to those debt securities (“legal defeasance”), except for, among other things:

(A)                 the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below;

(B)                 the obligations to register the transfer or exchange of those debt securities;

(C)                 the obligation to replace mutilated, destroyed, lost, or stolen debt securities;

(D)                 the obligation to maintain an office or agent of the Operating Partnership in The City of New York, in respect of those debt securities;

(E)                  the rights of holders of such outstanding debt securities to receive payments from moneys held in trust when such payments are due;

(F)                   the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof; and

(G)                 the rights, powers, trusts, duties and immunities of the trustee; or

•                  to be released from its obligations and the obligations of any guarantor with respect to those debt securities under (A) certain covenants in the Indenture related to the preservation of the rights (charter and statutory) and franchises of the Operating Partnership and (B) if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations (as defined in the Indenture) which through the scheduled payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by the Operating Partnership, in the exercise of its reasonable discretion, the Additional Amounts with respect to, those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments. If the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, the Operating Partnership shall have given the Trustee irrevocable instructions to redeem those debt securities on that date.

The legal defeasance or covenant defeasance described above shall only be effective if, among other things:

•                  it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Operating Partnership is a party or is bound;

•                  in the case of legal defeasance, the Operating Partnership shall have delivered to the Trustee an opinion of independent counsel acceptable to the Trustee confirming that:

(A)                   the Operating Partnership has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)                   since the date of the Indenture, there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

•                  in the case of covenant defeasance, the Operating Partnership shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•                  no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust;

•                  solely in the case of legal defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to the Operating Partnership or any guarantor or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

•                  the Operating Partnership shall have delivered to the Trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event the Operating Partnership effects covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, the Operating Partnership would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee of a trust or trusts separate and apart from the trust or trusts administered by any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the Trustee.

We may maintain corporate trust relationships in the ordinary course of business with the Trustee. The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions of the Trust Indenture Act, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder(s) of debt securities, unless offered indemnity satisfactory to the Trustee in its sole discretion by the holder(s) against the costs, expense and liabilities which might be incurred thereby.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of the Operating Partnership, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions with the Operating Partnership. If it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

Governing Law

The Indenture, the debt securities and any related guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

All notices to holders of debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

BOOK-ENTRY, DELIVERY AND FORM

The debt securities will be issued in the form of one or more fully registered global securities (“Global Notes”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co. The Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive debt securities in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of debt securities in certificated form. Investors may elect to hold their interest in the Global Notes through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear in turn will hold interests in such Global Notes as Participants on the books of DTC.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Operating Partnership takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Operating Partnership that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Operating Partnership that, pursuant to procedures established by it:

•      upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•      ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the debt securities for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the debt securities. Under the terms of the indenture, the Operating Partnership and the trustee will treat the persons in whose names the debt securities, including the Global Notes, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. Consequently, neither the Operating Partnership, the trustee nor any agent of them has or will have any responsibility or liability for:

•      any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•      any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Operating Partnership that its current practice, upon receipt of any payment in respect of securities such as the debt securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of debt securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Operating Partnership that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more Participants to whose account DTC has credited the interests in the debt securities and only in respect of such portion of the aggregate principal amount at maturity of the debt securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC reserves the right to exchange the debt securities for legended debt securities in certificated form, and to distribute such debt securities to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•      DTC (a) notifies the Operating Partnership that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Operating Partnership fails to appoint a successor depositary within 90 days after it receives such notice or of its becoming aware of such cessation;

•      the Operating Partnership, at its option and subject to DTC’s procedures, notifies the trustee in writing that the Operating Partnership elects to cause the issuance of the Certificated Notes; or

•      upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the debt securities.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes, if any, may be exchanged for beneficial interests in Global Notes.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. The Operating Partnership will make payments in respect of the debt securities represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Operating Partnership will make all payments of principal, interest and premium, if any, with respect to Certificated

Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The debt securities represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such debt securities will, therefore, be required by DTC to be settled in immediately available funds. The Operating Partnership expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Operating Partnership that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

RESTRICTIONS ON OWNERSHIP

In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

•                  no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

•                  no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

•                  no excepted holder, which means members of the Kite family, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;

•                  no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

•                  no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code);

•                  no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•                  no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

The declaration of trust defines a “designated investment entity” as:

1.              an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Internal Revenue Code;

2.              an entity that qualifies as a regulated investment company under Section 851 of the Internal Revenue Code; or

3.              an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended; so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit on common shares or the 9.8% ownership limit on preferred shares if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Our board of trustees may waive the 7% ownership limit for common shares, the 9.8% ownership limit for preferred shares, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 7% limit for common shares, the 9.8% limit for preferred shares or the 9.8% designated investment entity limit, as applicable, would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

A summary of the material U.S. federal income tax considerations to you as a prospective holder of our securities is set forth in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018 (the “Tax Exhibit”), and incorporated by reference in and supplemented by this prospectus. A summary of the material U.S. federal income tax considerations to you as a prospective holder of a particular series of the Operating Partnership’s debt securities will be included in the applicable prospectus supplement.

The following discussion supplements the discussion under the heading “Material U.S. Federal Income Tax Considerations” in the Tax Exhibit.  The summary in the Tax Exhibit is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from the acquisition, holding, and disposition of our common shares, preferred shares and depositary shares, as well as our warrants and rights. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or non-U.S. income and other tax consequences that may result from your ownership of the securities.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and the Operating Partnership may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we and the Operating Partnership may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We and the Operating Partnership may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We and the Operating Partnership also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Our common shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Any underwriting compensation paid by us or the Operating Partnership to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us or the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us, the Operating Partnership and our respective affiliates in the ordinary course of business.

If indicated in the prospectus supplement, we and the Operating Partnership may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us or the Operating Partnership. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any overallotment option granted to them by us or the Operating Partnership. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time without notice.

We and the Operating Partnership may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We and the Operating Partnership may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

Our common shares are listed on the New York Stock Exchange under the symbol “KRG.” Any securities that we or the Operating Partnership issue, other than common shares, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us or the Operating Partnership may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us or the Operating Partnership.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us and the Operating Partnership by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Kite Realty Group Trust appearing in Kite Realty Group Trust’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Kite Realty Group Trust’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kite Realty Group, L.P. appearing in Kite Realty Group, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Kite Realty Group, L.P.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We and the Operating Partnership have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We and the Operating Partnership have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us, the Operating Partnership and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we and the Operating Partnership are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we and the Operating Partnership file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The reference to the SEC’s Internet site is intended to be an inactive textual reference only. We maintain a website at http://www.kiterealty.com. You should not consider information on our website to be part of this prospectus.

Our securities are listed on the New York Stock Exchange, or NYSE, and all material filed by us with the NYSE can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us and the Operating Partnership to incorporate information into this prospectus by reference, which means that we and the Operating Partnership disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2017;

•                  our Definitive Proxy Statement filed with the SEC on March 31, 2017;

•                  the description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description; and

•                  the Indenture, dated as of September 26, 2016, between Kite Realty Group, L.P., as issuer, and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on September 27, 2016).

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by contacting Investor Relations, Kite Realty Group, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, by telephone at 317-577-5600 or by visiting our website, www.kiterealty.com. The information contained on our website is not part of this prospectus. Our reference to our website is intended to be an inactive textual reference only.